EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2011 FIRST-QUARTER RESULTS

MONROE, MI.   August 17, 2010—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal first quarter ended July 24, 2010.

Fiscal 2011 first-quarter summary of results:

•	Consolidated sales were flat compared with the first quarter of fiscal 2010;
•	Net income attributable to La-Z-Boy Incorporated was $0.00 per share;
•	The upholstery segment posted a 5.0% operating margin compared with 8.3% in the prior year— performance impacted by higher raw material costs and supply chain disruptions;
•	The casegoods segment posted an operating margin of 4.3% compared with a loss of 0.3% in the prior year; and
•	The retail segment had its sixth consecutive quarterly improvement of operating margin performance versus the prior year.

Net sales for the fiscal 2011 first quarter of $263.3 million were flat compared with the prior year’s first quarter.  The company reported a loss attributable to La-Z-Boy Incorporated of $0.2 million, or $0.00 per share, compared with income of $2.0 million, or $0.04 per share, in the first quarter of fiscal 2010.  The fiscal 2010 first-quarter results included a $0.01 per share restructuring charge, primarily related to costs associated with the consolidation of the company’s casegoods facilities and previously announced store closures within the company’s retail segment.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “As mentioned in our August 5, 2010 press release, our results for the quarter were impacted by a confluence of factors.  These issues, including higher raw material costs, supply chain disruptions, storms which delayed shipping from our Mexico cut-and-sew operation and inefficiencies in Mexico as we transition all custom cut-and-sewn product from our U.S. operations, have abated somewhat and are not anticipated to impact our results throughout the remainder of the year to the extent they did this quarter.  Historically, with our first quarter seasonally our slowest period of the year, the mix of one-time external factors exacerbated the pressure on sales and earnings for the quarter.  We believe this is not representative of La-Z-Boy’s performance going forward as we have a lean and efficient operating structure and are moving into what is typically a stronger selling season.”

Upholstery Segment

Sales in the company’s upholstery segment for the fiscal 2011 first quarter increased 2.7% to $201.9 million compared with $196.7 million in the prior year’s first quarter.   The segment’s operating margin decreased to 5.0% in the fiscal 2011 first quarter from 8.3% in last year’s first quarter.

Darrow stated, “Our upholstery segment’s operating margin was impacted by various factors during the quarter.  First, raw material pricing during the quarter was significantly higher than last year’s first quarter.  Second, our Mexico operation is not yet achieving expected efficiencies.  Additionally, flooding from Hurricane Alex caused shipping delays of cut-and-sewn kits to our U.S.-based facilities.  As a result, our domestic facilities were unable to realize normal operating efficiencies for the quarter.  Third, compounding these issues was a disruption in the supply chain with cover delays from Asia.   These factors led to approximately $10 million of orders moved from production in July to production in August.”

Darrow continued, “Although there were many factors in the first quarter affecting our ability to run our operations with normal efficiencies, most of them are behind us.  We are seeing an easing in raw material pricing and are in a better in-stock position with cover as the supply chain disruptions are being minimized.  Our Mexico operation is coming up to speed and we look forward to realizing a progressive rate of savings throughout the remaining quarters of fiscal 2011, particularly in the second half of the year.  The issues we faced during the first quarter were not systemic to our business and we believe our facilities will operate with the efficiencies demonstrated over the past year.”

System-wide, for the fiscal 2011 first quarter (May 2010 through July 2010), including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 3.9% compared with the fiscal 2010 first quarter.  Total written sales, which include new and closed stores, were down 6.0%.

Casegeoods Segment

Sales in the casegoods segment for the first quarter increased 2.7% to $36.8 million from $35.9 million and the segment’s operating margin was 4.3%, an improvement from the year-ago level of (0.3%).  Darrow stated, “As we anticipated, the changes we made to our cost structure last year are now flowing through to the bottom line.  Moving forward, we will continue to identify further cost-savings initiatives throughout the business. Our team is working to strengthen our product offering and marketing strategies by focusing on key product categories within each brand.  Importantly, our blended model, which includes domestic manufacturing and importing, is allowing us to improve service levels to our customers, which we believe to be a core strength in today’s operating environment.”

Retail Segment

For the first quarter, retail sales were $35.3 million, down 1.8% compared with the prior-year period.  The retail group posted an operating loss for the quarter, and its operating margin was (13.9%), an improvement from last year’s first-quarter margin of (15.8%).  Darrow stated, “We continued to strengthen the performance of our retail segment.  Combined with our improving trend in gross margin, we will continue to work to ensure our cost and selling structures remain lean in what continues to be a challenging sales environment.   In the meantime, we are maintaining our marketing momentum to drive traffic to our stores and our sales team remains focused on increasing its close ratios and the average ticket.”

Balance Sheet

At the end of the fiscal 2011 first quarter, La-Z-Boy had $93.1 million in cash, down from $108.4 million at the end of fiscal 2010, and had $79.1 million of availability under its revolving line of credit.  The company’s debt-to-capitalization ratio was 11.7%, down from 13.7% a year ago and from 12.2% at the end of fiscal 2010.  Darrow stated, “As we move throughout fiscal 2011, we expect to generate cash from operations and will remain diligent in strengthening the balance sheet to ensure our company has the greatest financial flexibility necessary.”

Business Outlook

Darrow stated, “Although we remain concerned about the overall macroeconomic climate, with consumer confidence remaining at low levels and persistent high unemployment rates, we believe we can make progress this year as a result of the changes we have made to our operating structure.  Our lean, efficient operations and strong network of branded distribution position us well in the current business environment. Going forward, we will continue to manage costs relative to volume levels and are focused on improving the performance of all three business segments, particularly as cost-savings initiatives, including efficiencies from the Mexico cut-and-sew center, accelerate throughout the year.  Our first quarter is historically our lowest level of sales and operating profit and is therefore not indicative of the potential for full-year results.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 18, 2010, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of  La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) continued economic recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions, product recalls or costs; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adopting new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes and tornadoes; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; and (p) the matters discussed in Item 1A of our fiscal 2010 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update, alter or revise any forward-looking statements, whether to reflect new information, new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 304 stand-alone La-Z-Boy Furniture Galleries® stores and 519 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.